Exhibit 99.1

August 18, 2008
Dear Fellow Shareholders:
As previously announced, I am retiring at the end of September and handing over the reins to our very capable team led by Jack Wagner. Many of you have come to know Jack, who has been with us for almost a decade; his banking skills have been invaluable to our growth and prosperity over the past several years.
When I joined the bank 16 years ago, we were a six-branch operation with $70 million in assets. Today, we are approaching the $1 billion milestone and have grown to serve Northwestern Washington with 19 branches. It has been a very rewarding career.
I’d like to express my appreciation to Whidbey Island Bank’s employees, who have risen to the innumerable challenges of community banking and who, I’m sure, will continue to promote the organization going forward. I also want to thank the customers and shareholders, whose loyalty to and support of our company has been the foundation of our success.
While I will not be remaining in a leadership capacity, I will continue to be a customer and shareholder. I am leaving with many fond memories and great friendships. I wish you all the best, and will turn the rest of this letter over to Jack to update you on our company’s progress and plans for the future.
Sincerely,
Michal D. Cann, Retiring President and CEO
Dear Fellow Shareholders:
We owe Mike many thanks for his dedication over the years, and we wish him well in his retirement. At the same time, the staff and management team are looking forward to continuing to build this franchise by serving our communities with the same great service that has established Whidbey Island Bank as a leading independent bank within the Northwest.
It has been a very challenging and eventful year in the financial industry, as well as with Whidbey Island Bank. To keep you abreast of your company’s operating performance, we have elected to commence publishing a quarterly Shareholders’ letter. We have also enclosed our most recent fact sheet, which provides further information on Washington Banking Company.
Safe & Sound: Whidbey Island Bank has once again been awarded a “Five-Star” rating by Bauer Financial, Inc. and Bankrate.com, two national financial-rating companies. The rating is designated as Superior and is the highest possible rating in overall performance and “soundness” of financial condition. This is indeed a comforting factor for our customers during these unsettling times surrounding the banking industry.
Financial Metrics: As mentioned, 2008 has been a particularly difficult year so far for the financial industry in general, and especially considering the disruptions endured by our staff and customers, we are delighted with our results through the first half of the year. Our financial highlights for the second quarter reflect solid loan growth, good asset quality and improving efficiencies. These are mainly attributable to the strength of our operations and management’s attention to maintaining good asset quality.
Second quarter 2008 highlights reported in July include:
•	Steady earnings at $2.4 million, or $0.25 per diluted share

•	Total loans increased 8% over the prior year to $813 million

•	Return on average assets was 1.09% and return on equity was 12.74%

•	Improvement in the efficiency ratio to 56.88% from 59.88% a year ago

•	Book value per share grew 11% to $8.17 compared to $7.37 a year ago

•	The cash dividend paid on May 8, 2008, increased 8% from the previous dividend to $0.065 per share

•	Total Risk-Based Capital to Risk-Weighted Assets was 12.79%, well above the regulatory well-capitalized minimum

•	Asset quality remained solid with nonperforming assets (NPAs) of $3.7 million, or 0.41% of assets

As you can see, while many banks in the region and in the nation have been reporting lower profits or even losses, we remain a solidly profitable independent banking company.
The Merger: When we first announced the proposed merger with Frontier Financial Corporation, nearly a year ago, we were in a very different market and banks were still doing well — both on an operating level and on Wall Street. Although the shareholders approved the merger earlier this year, there were a number of delays and we chose to terminate the merger at the end of May. Frontier’s inability to obtain the required regulatory approval was a primary factor in the board’s decision to terminate the deal. Additionally, the continued uncertainties caused by the delay were not benefiting our company and to delay longer would have placed too much strain on our staff and on our customer relationships.
During this long process, the bank was fortunate to maintain the strong loyalty of many employees and customers. While the number of our employees did diminish considerably following the merger announcement last fall, we were able to keep our senior management team in place, a majority of our middle management people were retained and, by and large, our key branch and support staff are still aboard. In addition, and most significantly, our customers remained devoted during this time, and we continue to hold a dominant share in our home market of Whidbey Island. All in all, we believe we have a good foundation to begin to re-establish our company’s strong position.
Bank Growth and Momentum: Although the merger process was distracting for our staff and our customers, we are moving quickly to regain our momentum within the market. We look forward to opening our Smokey Point branch during the fall of 2008 in a newly-constructed building on 172nd Street NE in Arlington. And the relocation of our Fairhaven (Bellingham) branch into the historical building that once housed the former Bank of Fairhaven, which was there in 1896, is also underway.
We’re excited about moving forward and believe that we have a very strong operating franchise in a great market, and are committed to building shareholder value. Washington Banking Company has a great opportunity to be quite distinctive in our market through our strong equity position, solid earnings, and a very professional and committed management team.
As we move into the latter half of the year, we expect to continue to face challenges in the economy and in the financial industry. We will keep you informed as we go, and want you to know that we are available to you if you have any questions about your bank.
We value your business and appreciate your continued support and investment in Washington Banking Company. We want to be the bank you call first with your questions and referrals, so please let us know how we can better serve you and continue to earn your trust and your business.

Sincerely,

/s/ John L. (Jack) Wagner John L. (Jack) Wagner, Incoming President and CEO
P.S. Be watching for your next dividend check (for 6 1/2¢ per share) announced on July 24, 2008 and payable on August 20, 2008 to shareholders of record on August 5, 2008.
If you wish to sign up for email alerts and receive information when we publish future results, just visit our website at http://www.wibank.com/investor.html
This shareholder letter may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
www.wibank.com

NASDAQ: WBCO $9.00 July 21, 2008
Washington Banking Company is a bank holding company based in Oak Harbor, Washington that operates Whidbey Island Bank, a state-chartered full-service commercial bank with 19 branches located in Island, Skagit, Whatcom, San Juan and Snohomish Counties in Northwest Washington.
Founded in 1961, Whidbey Island Bank provides a wide range of deposit, loan and investment services to meet customers’ financial needs. Particular strengths include Commercial & Industrial lending and commercial real estate lending, in addition to a sizable consumer lending business, which includes indirect auto loans generated through local dealers. The company has paid a cash dividend every quarter since its initial public offering in 1998.

Ticker Symbol	WBCO
Recent Price (7/21/08)	$9.00
Market Capitalization	$85.3 million
52 Week Price Range	$5.65 - 21.00
Book Value	$8.17
Price/Book Value	1X
Earnings (TTM)	$1.03
Price/Earnings	8.74X
Current Dividend Yield	2.9%
Institutional Ownership	19%
Insider Ownership	9.2%
REVENUE GROWTH (in millions)
BALANCE SHEET GROWTH (in millions)

			Net Interest
Period	Assets	Revenues*	Margin*	Net Income	EPS**

2H08	$903.9	$22.6	4.62%	$4.8	$0.50
2007	$882.3	$45.7	4.89%	$9.4	$0.99
2006	$794.5	$44.4	5.29%	$9.5	$1.00
2005	$726.0	$41.8	5.36%	$9.5	$1.00
2004	$657.7	$36.6	5.15%	$6.2	$0.66
2003	$581.7	$33.4	5.22%	$6.0	$0.65
2002	$535.4	$29.5	5.36%	$5.3	$0.59
$ in millions, except EPS   * Fully tax-equivalent   ** Per share data adjusted for all stock dividends and splits.
RECENT HIGHLIGHTS
t	Washington Banking terminated its proposed merger into Frontier Financial (NASDAQ:FTBK) after it became apparent that Frontier could not get regulatory approval in a timely manner.

t	Island, Whatcom, and Skagit counties are in the top ten fastest growing counties in Washington State since 2000.

t	Total loans grew 8% to $825 million at 6/30/08 from a year ago.

t	WBCO’s “Texas Ratio” totals only 4.2%, one of the better ratios in the US. The Texas Ratio is non-performing assets ÷ (tangible equity + reserves) and measures the probability of a bank failure, with lower ratios being safer.

t	Strong asset quality with nonperforming assets at 0.41% of total assets.

t	Well reserved — allowance for loan losses of 1.40% of loans, 312% of NPAs.

t	Increased quarterly cash dividend 20% in 2007, and another 8% in 2008 to $0.065 per share.
WBCO 5-YEAR TOTAL RETURN

www.wibank.com			CASH DIVIDENDS/SHARE

CONTACT INFORMATION	MARKET MAKERS

Michal D. Cann — Retiring President & CEO	Citadel	McAdams Wright Ragen
Jack Wagner — Incoming President & CEO	Citigroup Global	RBC Capital
Rick Shields — EVP & Chief Financial Officer	D.A. Davidson	Sterne, Agee
450 SW Bayshore Drive	FTN Midwest Securities	Susequahanna Financial
Oak Harbor, WA 98277	Keefe, Bruyette & Woods	Timber Hill
(360) 679-3121	Knight Equity	UBS Securities
FINANCIAL HIGHLIGHTS ($ in thousands, except per share data)
CONSOLIDATED STATEMENTS OF OPERATIONS

		Quarter Ended		One
	June 30,	March 31,	June 30,	Year
($ in thousands, except per share)	2008	2008	2007	Change

Interest Income	$14,533	$15,526	$15,456	-6%
Interest Expense	5,185	6,004	6,100	-15%

Net Interest Income	9,348	9,522	9,356	0%

Provision for Loan Losses	1,050	1,025	850	24%

Net Interest Income after Provision for Loan Losses	8,298	8,497	8,506	-2%
Noninterest Income	1,638	1,795	1,953	-1%
Noninterest Expense	6,328	6,879	6,870	-8%

Income Before Income Taxes	3,608	3,413	3,589	1%
Provision for Income Taxes	1,187	1,076	1,129	5%

Net Income	$2,421	$2,337	$2,460	-2%
Net Income per Share, Diluted	$0.25	$0.25	$0.26	-4%
Average Number of Common Shares Outstanding	9,464,000	9,432,000	9,389,000
Fully Diluted Average Common and Common Equivalent Shares Outstanding	9,519,000	9,514,000	9,558,000
CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	June 30,	One Year
($ in thousands)	2008	2008	2007	Change

Total Cash and Cash Equivalents	$26,578	$24,196	$24,882	7%
Securities, Loans HFS, and FHLB Stock	14,752	14,931	23,838	-38%
Loans	824,600	814,993	764,438	8%
Less: Allowance for Loan Losses	(11,585)	(11,404)	(10,526)	10%

Loans, Net	813,015	803,589	753,912	8%
Other Assets	49,532	50,293	49,424	0%

Total Assets	$903,877	$893,009	$852,056	6%

Deposits	$732,868	$745,746	$729,586	0%
Other Liabilities	93,473	71,551	53,349	75%

Total Liabilities	826,341	817,297	782,935	6%
Total Shareholders’ Equity	77,536	75,712	69,121	12%

Total Liabilities and Shareholders’ Equity	$903,877	$893,009	$852,056	6%

FINANCIAL STATISTICS

	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2008	Mar. 31, 2008	June 30, 2007
Return on Average Assets, Annualized	1.09%	1.06%	1.19%
Return on Average Equity, Annualized	12.74%	12.62%	14.43%
Efficiency Ratio	56.88%	59.98%	59.88%
Net Interest Margin	4.54%	4.69%	4.95%
The company described in this report is a client of The Cereghino Group, a securities industry relations firm. This report was prepared using information obtained from the client company’s management and from publications available to the general public. This report does not purport to be a complete statement of all material facts related to the company mentioned herein and is not to be construed as a recommendation or solicitation to buy or sell securities of the company described herein. Upon receiving a written request sent to 1809 7th Avenue, Ste. 1414, Seattle, WA, 98101, (or through its website at www.stockvalues.com), The Cereghino Group will provide a complete package of detailed information on the client company to any interested securities industry professional or stockholder of the client company. The Cereghino Group is compensated by the client company for services rendered on a continuing basis and consequently, the amount of such compensation related to the preparation and distribution of this report is not separately determinable. The Cereghino Group and/or its employees and/or members of their families, may have a long position in the securities of the company described herein..